UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

FIRST FOUNDATION INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER ALLISON BALL
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Driver Management Company LLC (“Driver Management”), together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominee at the 2023 annual meeting of stockholders of First Foundation, Inc., a Delaware corporation (the “Company”).

Item 1: On June 21, 2023 and June 22, 2023, in response to an investor inquiry regarding the fact that the Company’s management, rather than its board of directors, determined that Driver’s Notice of Nomination was invalid, J. Abbott R. Cooper, Managing Member of Driver Management, sent the following email to certain investors:

[Recipient]

Attached is a document that First Foundation filed in the Delaware Court of Chancery, which is publicly available.  I access the docket through Bloomberg but I am sure there are other ways.  If you look at page 3, First Foundation makes the point that the notice of nomination was reviewed by First Foundation management and that the Board did not review the nomination material at all.

Here is a snapshot of the relevant page:

Also attached is the public version of our amended complaint (also publicly available) that reflects what we learned in discovery to that point—one of the claims we brought after learning that the notice of nomination was rejected by First Foundation management was a breach of fiduciary duty claim for improperly delegating the duty to review our notice of nomination to management.  Page 22 of the amended complaint quotes an email from one of First Foundation’s lawyers (the email was attached as an exhibit to the complaint but is not publicly available) that stated “it was First Foundation’s management, not its full board, that determined that Driver failed to comply with the Company’s bylaws.”

I hope this is helpful.

Abbott

Item 2: On June 22, 2023, Mr. Cooper was quoted in the following article published by American Banker:

Advisory firms render split opinion on First Foundation proxy contest

By John Reosti June 22, 2023

In September 1963, after a pair of advisors returned from Vietnam only to deliver widely diverging assessments of the war effort, a bemused President John F. Kennedy asked famously, "You two did visit the same country, didn't you?"

Six decades later, First Foundation investors may be experiencing a similar sense of bewilderment. Reporting a day apart, the two leading proxy advisory firms, Glass Lewis and Institutional Shareholder Services, reached diametrically opposed conclusions regarding the Dallas-based bank's financial results and a director candidate allied to activist investor Abbott Cooper.

First Foundation's annual meeting is scheduled for Tuesday.

The Rockville, Maryland-based ISS issued a report on Friday supportive of the $13.6 billion-asset First Foundation's management. According to ISS, First Foundation "delivered strong top-line and earnings growth over the last five years, mirrored by steady growth in assets, deposits, and loans, while maintaining a strong credit profile."

ISS recommended voting for all 10 of First Foundation's director nominees and against Allison Ball, the candidate Cooper nominated. Ball, a partner at Hanover Technology Investment Management in Menlo Park, California, has no commercial banking experience and has never served on a corporate board, which makes her too inexperienced, ISS claimed.

"Given [Ms. Ball's] lack of relevant regional banking or board experience, this does not appear to be the opportune time for her to learn the ropes of serving as a public company director," ISS wrote.

First Foundation wasted no time touting the ISS findings. "ISS recognizes that First Foundation has the right board and the right strategy to continue enhancing value for stockholders," CEO Scott Kavanaugh said Friday in a press release. "This unbiased third-party recommendation reaffirms the board's conclusion that Driver did not make a compelling case for change and their nominee does not have the experience or expertise to be additive to the First Foundation board."

Diverging at the bottom line

Cooper is a prominent shareholder activist whose New York-based investment firm, Driver Management Co., focuses exclusively on banks. He launched a proxy campaign against First Foundation in December 2022, claiming, among other things, that Kavanaugh and his leadership team were caught flat-footed by the rise in interest rates. That has contributed to a long slide in the company's share price as well as a decline in earnings.

Over the past year, First Foundation's share price has fallen 78%, closing at $4.67 on Wednesday.

"The company wasn't prepared for a rising rate environment, but they should have been," Cooper said Wednesday in an interview with American Banker. "Once rates [bottomed out] there was nowhere for them to go but up."

First Foundation's management did not comment.

Cooper criticized the ISS report as "highly deferential" to management. He pointed to Glass Lewis, which issued a report on June 15 recommending shareholders vote in favor of Ball, who is contesting the board seat held by incumbent director John Hakopian. Hakopian, along with Kavanaugh and Ulrich Keller, the company's co-founder and executive chairman, is one of three First Foundation managers to serve on its 10-member board.

According to Glass Lewis, Ball's background in technology could prove particularly useful, "given the evolution and increasing relevance of technology in the banking sector, not to mention the general absence of technology expertise among the company's current directors."

Glass Lewis was also highly critical of First Foundation's bottom-line numbers, which it claimed fell well below those of most peer institutions. "In fact, we found the company's total-shareholder-return performance was worse than the performance observed in 29 of the 30 unique banking peers that were included in the Glass Lewis Peer Group and the [First Foundation] Peer Group," Glass Lewis stated.

In a presentation released earlier this month, First Foundation stated its total shareholder return between November 2014 and March 2022 amounted to 174%, compared to 58% for the Keefe Bruyette & Woods Nasdaq Regional Banking Index.

Cooper, however, argued the focus should be on the past 16 months, during which First Foundation's results have shown a marked decline. Indeed, First Foundation reported net income totaling $8.5 million for the quarter ending March 31, down from $17.3 million on Dec. 31, 2022, and $30.9 million on March 31, 2022.

The company's return on average assets, which was a solid 1.18% for the first quarter of 2022, had declined to 0.55% by the fourth quarter and totaled 0.26% for the quarter ending March 31.

According to ISS, First Foundation's performance has been affected by rising interest rates along with industry-wide instability in the wake of the failures of Silicon Valley Bank, Signature Bank and First Republic Bank. "While recent performance has been acutely impacted by the banking sector crisis…the company seemingly took decisive actions to respond to the crisis and appears to be better positioned in the current rate environment," ISS stated.

Governance concerns

Cooper initially nominated two board candidates. One, Lila Flores, a commercial leader for the data analytics firm Palantir Technologies, withdrew after First Foundation characterized both her and Ball as unqualified. Following Flores' withdrawal, First Foundation sought to invalidate Ball's nomination. That prompted Cooper to sue in Delaware's Court of Chancery.

The two sides reached a settlement in April that paved the way for Ball's candidacy, but the episode illustrated flaws in First Foundation's corporate governance, according to Cooper. Glass Lewis agreed, concluding the efforts to block Ball "are indicative of a board that appears to us to be more interested in self-preservation rather than providing shareholders with the ability to weigh the merits of director candidates nominated by shareholders."

ISS did not comment on First Foundation's attempt to invalidate Ball's candidacy.

For his part, Cooper, who spent much of the past week pressing his case in calls to First Foundation investors, said ISS' recommendation was disappointing. Cooper is hopeful investors will make their own decisions, though he acknowledged "a lot of shareholders vote based on ISS' recommendation."

Cooper said he has no plans to sell his First Foundation stake if Ball is defeated. "I've lost one proxy fight in my career, and the next year I nominated myself for a board seat," Cooper said.